EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Receives
Compliance Letter from AMEX

Colorado Springs, CO – May 19, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that it has received a notice from the staff of the American Stock Exchange (the “Amex”) dated May 17, 2006, advising that as a result of the Company’s failure to timely file with the Securities and Exchange Commission the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006, the Company is not in compliance with the Amex’s continued listing standards as provided in Sections 134 and 1100 of the Amex Company Guide.

The Company will submit a plan by June 1, 2006 as required by the Amex, advising the Amex of the action the Company has taken, or will take, to bring the Company into compliance.

As previously announced, the Company was unable to timely file the Form 10-Q because of the extended review of the Company’s accounting for income taxes. That review is continuing.

Westmoreland Coal Company is the oldest independent coal company in the United States and ranked as the eighth largest U.S. coal producer in 2005. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information about Westmoreland visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600